CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 17, 1999, with respect to the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998 and December 30, 1997, and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997 and December 31, 1996, included in the Form 8-K of Wild Oats Markets, Inc. dated February 28, 2000, which is incorporated by reference in the Registration Statement (Form S-3, filed on April 9, 2002) of Wild Oats Markets, Inc. for the registration of 123,153 shares of its common stock.

Ernst & Young LLP

San Antonio, Texas

April 5, 2002